Exhibit 99.1

CapLease Announces Fourth Quarter and Full Year 2012 Results

NEW YORK--(BUSINESS WIRE)--February 15, 2013--CapLease, Inc. (NYSE: LSE), a real estate investment trust (REIT) focused on owning and managing single-tenant commercial real estate properties, today announced its results for the fourth quarter and full year ended December 31, 2012. Net loss to common stockholders for 2012 was $(11.7) million, and funds from operations, or FFO, as adjusted for items affecting comparability, was $42.0 million.

2012 Highlights:

  FFO of $0.62 Per Share As Adjusted for Comparability Reaches High End of Guidance
  Investment Activity for 2012 Approximates $190 Million
  Extended 1.9 Million Square Feet of Maturing Leases
  Repurchased or Extended $152 Million of Maturing Debt
  Raised $110 Million of New Common and Preferred Equity
  Common Dividend Increased 15%

Paul McDowell, Chairman and Chief Executive Officer, stated, “We made strong progress on our business plan during 2012. We continued to build acquisition momentum with the addition of about $190 million of new property acquisitions comprising 1.2 million square feet while aggressively managing our portfolio by extending lease maturities and maturing debt obligations. The progress we made allowed us to significantly increase the cash dividend on our common stock and positions us well for further growth in 2013 and beyond.”

Full Year 2012 Results:

	For the Twelve Months Ended December 31,
(Amounts in thousands, except per share amounts)	2012	2011
Funds from operations	$52,341	$56,260
Per Share	$0.78	$0.87
Items that affect comparability (income) expense:
Gain on investments other than real property, net	(1,009)	(648)
(Gain) loss on extinguishment of debt, net	(10,790)	3,698
Debt modification costs	916	–
(Gain) loss on extinguishment of debt on discontinued operations	–	(18,861)
Property acquisition costs	544	410
Funds from operations, as adjusted for comparability	$42,002	$40,859
Per Share	$0.62	$0.63

For the year ended December 31, 2012, the Company produced total revenues of $162.0 million, compared to $162.3 million in 2011. Strong growth in the owned property portfolio offset the impact of the 2011 collateralized debt obligation (CDO) and other asset sales. Rental revenue was up seven percent for the 2012 period, reflecting the new properties acquired. During 2011, we significantly reduced our investments in mortgage assets and overall leverage level through the strategic sale of the Company’s CDO at a gain.

FFO adjusted for items that affect comparability was $42.0 million, or $0.62 per share, compared to $40.9 million, or $0.63 per share, in 2011. Strong growth in the owned property portfolio largely offset the impact of the 2011 asset sales as well as lower leverage.

Net loss to common stockholders for 2012 was $(11.7) million, or $(0.17) per share, compared to net loss of $(8.3) million, or $(0.13) per share, in 2011. Net loss to common stockholders for the 2012 period includes the net impact of other gains and losses and losses from discontinued operations, or a net loss of $(4.8) million, and dividends to preferred share holders of $10.0 million. Net loss to common stockholders for the 2011 period includes the net impact of other gains and losses and losses from discontinued operations, or a net loss of $(2.0) million, and dividends to preferred share holders of $6.5 million.

Fourth Quarter 2012 Results:

	For the Three Months Ended December 31,
(Amounts in thousands, except per share amounts)	2012	2011
Funds from operations	$10,292	$29,057
Per Share	$0.15	$0.44
Items that affect comparability (income) expense:
Loss on extinguishment of debt, net	221	–
(Gain) loss on extinguishment of debt on discontinued operations	–	(18,861)
Property acquisition costs	222	193
Funds from operations, as adjusted for comparability	$10,735	$10,389
Per Share	$0.16	$0.16

For the quarter ended December 31, 2012, the Company grew total revenues seven percent to $41.6 million. The increase in total revenues reflects growth in the owned property portfolio. Rental revenue was up eight percent for the 2012 period, reflecting the new properties acquired.

FFO adjusted for items that affect comparability was $10.7 million, or $0.16 per share, for the fourth quarter of 2012, compared to $10.4 million, or $0.16 per share, in the 2011 period.

Net loss to common stockholders for the fourth quarter of 2012 was $(2.0) million, or $(0.03) per share, compared to net income of $14.4 million, or $0.22 per share, in the comparable period in 2011. Fourth quarter 2011 net income to common stockholders includes the net impact of discontinued operations, or a net gain of $15.9 million, driven primarily by gain on debt extinguishment on a property that was transferred to the lender in full satisfaction of the related non-recourse mortgage debt.

New Property Investments:

During the year, the Company acquired or committed to acquire approximately $190 million of new property assets, including approximately $80 million of properties added during December which will begin to increase our revenue and earnings results during 2013. The eight new properties added during 2012 including one build-to-suit transaction comprise 1.2 million square feet. Our average capitalization rate across the properties is about 8.5% and average spread to the actual or anticipated cost of debt is about 450 basis points. During the year, we added a number of very high credit quality tenants to the portfolio, such as Becton, Dickinson & Company, Praxair, Inc., AT&T Services, Inc. and Comcast Corporation. Lease maturities for the new properties are all at or beyond our portfolio average of six years, and the properties are all located in good markets with strong growth prospects. For more details regarding these new acquisitions please see our prior press releases describing each transaction and our Form 10-K for the year ended December 31, 2012 which will include when filed a summary table of all of our owned properties.

Portfolio Management:

During 2012, we extended 1.9 million square feet of leases, including five year agreements through December 2017 on the warehouse properties we own in Breinigsville, PA and Lathrop, CA. The Breinigsville, PA property was extended with the existing tenant Nestlé Holdings, Inc., and the Lathrop, CA property was extended with the subtenant Del Monte Corporation. Our lease with Nestlé at the Fort Wayne, IN property expired on December 31, 2012, and the Company is continuing to actively market the property for re-lease.

We also extended $125 million of maturing debt during 2012, including the extension of the $106 million securitized first mortgage note on the Breinigsville, PA, Lathrop, CA and Fort Wayne, IN warehouse properties for up to five years. The Company also repurchased the $11 million junior mortgage note on the same warehouse properties for a purchase price including costs of $2 million.

At December 31, 2012, the Company’s investment portfolio included $1.9 billion of primarily single tenant commercial real estate properties. The weighted average tenant credit rating across the owned property portfolio is A- from Standard & Poor’s, and the average remaining lease term is approximately six years.

The property portfolio comprises 12.1 million square feet and includes a variety of office, warehouse, retail and other property types. The Company owns 71 properties in 25 states with 43 different tenants. As of December 31, 2012, the occupancy rate across the owned property portfolio was 92.9%, with the vacant space comprised principally of the approximately 765,000 square foot vacant warehouse in Fort Wayne, IN.

New $100 Million Revolving Credit Facility and $10 Million Term Loan:

During 2012, the Company strengthened its bank lending relationships with the addition of two new borrowing facilities.

During June, the Company added a new $100 million secured revolving credit agreement with Wells Fargo Bank, N.A. which is expected to be the Company’s primary short–term borrowing facility for the foreseeable future. This three year facility will provide the Company with significant financing and refinancing flexibility as new properties are added to the portfolio and mortgage debt on properties already owned mature. The facility was initially collateralized with a pool of 16 otherwise unencumbered real properties. The Company is in the process of adding two recent property acquisitions totaling $26.1 million in purchase price to the borrowing base, and expects to add additional real estate properties to the collateral pool and increase the facility size over time. The Company’s borrowings under the facility will bear interest at prevailing LIBOR rates plus 275 basis points.

The Company also obtained a three year $10 million secured term loan from KeyBank National Association. Proceeds from the new term loan were used to replace and terminate the Company’s borrowing facility with Wells Fargo that was scheduled to mature in July 2013. The Company expects to cultivate and grow the relationship with KeyBank over time as it continues to refinance and extend maturing debt.

Capital Activity:

During 2012, the Company raised approximately $110 million of net proceeds through the sale of common stock and preferred stock. Other than the sale of 2,000,000 shares of 8.375% Series B Cumulative Redeemable Preferred Stock during April, all of the sales were executed through the Company’s “at-the-market” offering program. The Company raised net proceeds of (i) $32.2 million through the issuance of 6,891,080 shares of common stock at an average price of $4.76 per share and (ii) $77.8 million through the issuance of 242,282 shares of 8.125% Series A Cumulative Redeemable Preferred Stock and 2,941,073 shares of 8.375% Series B Cumulative Redeemable Preferred Stock. The Company has fully utilized the proceeds from equity issuances during 2012, with $98.9 million used to fund purchases of or improvements to owned properties and the balance utilized to reduce indebtedness.

Balance Sheet:

At December 31, 2012, the Company’s assets included $1.9 billion in owned real property investments before depreciation and amortization, $27 million in loan investments, and $62 million in commercial mortgage-backed securities. The Company continues to have strong liquidity with about $53 million of cash on hand currently, and $14 million of additional borrowing capacity under its revolving credit agreement which will grow to about $30 million of capacity once the recent property acquisitions discussed above are added to the borrowing base.

The Company’s leverage on its owned property portfolio was approximately 59% as of December 31, 2012. CapLease expects its leverage to continue to decrease over time, primarily as a result of scheduled principal amortization on our debt which, net of principal collected on our debt investments, averages about $30 million annually through 2014, and expected lower or no leverage on new asset acquisitions.

Dividends:

During the fourth quarter of 2012, the Company declared a cash dividend on its common stock in the amount of $0.075 per share, representing a 15% total increase for 2012, and a 7% increase from the third quarter of 2012. The level of CapLease’s common dividend is determined by the Company’s operating results, economic conditions, capital requirements, and other operating trends.

The Company also declared a cash dividend of $0.5078125 on its 8.125% Series A Cumulative Redeemable Preferred Stock, and a cash dividend of $0.5234375 on its 8.375% Series B Cumulative Redeemable Preferred Stock.

2013 Guidance:

CapLease expects full year 2013 FFO to be in the range of $0.55 to $0.60 per share, and earnings per share (EPS) to be in the range of $(0.07) to $(0.03). The difference between FFO and EPS is primarily depreciation and amortization expense on real property.

The expected decline in our year-over-year per share FFO reflects rent roll-downs at the two warehouses properties in Breinigsville, PA and Lathrop, CA under their new leases, and expected downtime and property expenses associated with the Fort Wayne, IN and other 2013 expected property vacancies. New property investments from 2012, the completion of our two existing build-to-suit projects, and expected new investments for 2013 will offset the decline to a large degree, but not completely during 2013. As we re-lease the properties that have lease terminations this year, those new leases will add to earnings in future years.

We expect to continue our acquisition momentum in 2013. For a variety of reasons we do not forecast the timing, quantity and returns relating to that acquisition activity. Our guidance projections are based primarily on our existing portfolio. The Company’s guidance estimates also assume no disposition activity and no gains or losses associated with asset sales or debt extinguishment, no share repurchase activity, no portfolio impairments or losses, and no other gains or charges that may occur during the year. The guidance also includes our current estimates with respect to additional capital needs, the timing and terms of re-leasing maturing leases, interest rate levels on our floating rate facility, the level of property operating expenses and general and administrative expenses.

The factors described in the Forward-Looking and Cautionary Statements section of this release could cause actual results to differ materially from our guidance.

Conference Call:

CapLease will hold a conference call and webcast to discuss the Company’s fourth quarter and full year 2012 results at 10:00 a.m. (Eastern Time) today. Hosting the call will be Paul H. McDowell, Chairman and Chief Executive Officer, and Shawn P. Seale, Senior Vice President and Chief Financial Officer.

Interested parties may listen to the conference call by dialing (877) 407-3982 or (201) 493-6780 for international participants. A simultaneous webcast of the conference call may be accessed by logging onto the Company’s website at www.caplease.com.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company’s website for approximately fourteen days following the call. A recording of the call also will be available beginning after 1:00 pm (Eastern Time) today by dialing (877) 870-5176 or (858) 384-5517 for international participants. To access the telephonic replay, please enter conference ID 408365.

Non-GAAP Financial Measures:

Funds from operations (FFO) and cash available for distribution (CAD) are non-GAAP financial measures. The Company believes FFO and CAD are useful additional measures of the Company’s financial performance, as these measures are commonly used by the investment community in evaluating the performance of an equity REIT. The Company also believes that these measures are useful because they adjust for a variety of non-cash items (like depreciation and amortization, in the case of FFO, and depreciation and amortization, stock-based compensation and straight-line rent adjustments, in the case of CAD). FFO and CAD should not be considered as alternatives to net income or earnings per share determined in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies and analysts do not calculate FFO and CAD in a similar fashion, the Company’s calculation of FFO and CAD may not be comparable to similarly titled measures reported by other companies.

The Company calculates FFO consistent with the NAREIT definition, or net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on depreciable real estate, plus real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Real estate-related depreciation includes amortization of capitalized leasing expenses, tenant allowances or improvements, and excludes amortization of deferred financing costs.

The Company calculates CAD by further adjusting FFO to exclude straight-line rent adjustments, stock-based compensation, above or below market rent amortization and non-cash interest income and expense, and to include routine capital expenditures on investments in real property and capitalized interest expense (if any). The Company will also adjust its CAD computations to exclude certain non-cash or unusual items. For example, CAD for the 2012 and 2011 periods have been adjusted to exclude non-recurring gains or losses on investments and any gain or loss on extinguishment of debt.

The Company also discloses FFO as adjusted for items that affect comparability, as it believes this measure is a useful proxy for existing portfolio performance and, therefore, provides a meaningful presentation of operating performance. Items that affect comparability currently include gains or losses on the Company’s debt investments which, unlike gains or losses on owned properties, are not excluded from FFO under the NAREIT definition, gain or loss on debt extinguishment, debt modification costs and property acquisition costs. FFO as adjusted for items that affect comparability should not be considered as an alternative to net income or earnings per share determined in accordance with GAAP as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity. It also differs from the NAREIT’s definition of FFO and may not be comparable to similarly titled measures reported by other companies.

The Company’s leverage ratios, which are among the financial metrics used by management to review and analyze CapLease’s debt, are also non-GAAP financial measures. Leverage ratios are a widely used financial measure by the real estate investment community, especially for REITs. We measure our leverage ratios by dividing total debt by total assets, as adjusted. We measure total assets, as adjusted, at historical cost before depreciation and amortization on owned properties. Therefore, our leverage ratios do not account for any fluctuations in value, up or down, that may have occurred since we acquired our owned properties. Other companies including other REITs may compute leverage ratios in a different manner and, therefore, our leverage ratios may not be comparable to similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements:

This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

  our ability to re-let vacant space on favorable terms in a timely manner;
  our ability to refinance or extend maturing debt obligations on favorable terms or at all;
  payment defaults on one or more of our asset investments;
  the impact to earnings associated with potential asset dispositions and debt repayments;
  increases in our financing costs (including as a result of LIBOR rate increases), our general and administrative costs and/or our property expenses; and
  our failure to comply with our debt obligations.

Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors,” and the Company’s other periodic filings with the SEC. Copies of these documents are available on our web site at www.caplease.com and on the SEC’s website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that primarily owns and manages a diversified portfolio of single tenant commercial real estate properties subject to long-term leases to high credit quality tenants.

CapLease, Inc. and Subsidiaries
Consolidated Statements of Operations
For the three and twelve months ended December 31, 2012 and December 31, 2011
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(Amounts in thousands, except per share amounts)	2012	2011	2012	2011
Revenues:
Rental revenue	$35,312	$32,693	$137,126	$127,995
Interest income from loans and securities	1,740	2,270	7,768	19,655
Tenant reimbursements	4,348	3,828	16,287	13,900
Other revenue	168	192	861	793
Total revenues	41,568	38,983	162,042	162,343
Expenses:
Interest expense	16,471	17,398	67,137	76,595
Property expenses	7,556	6,567	27,798	25,741
General and administrative expenses	3,039	2,531	11,642	10,581
General and administrative expenses-stock based compensation	759	522	3,200	2,785
Depreciation and amortization expense on real property	12,311	11,775	48,189	46,313
Other expenses	39	32	1,001	199
Total expenses	40,175	38,825	158,967	162,214
Other gains (losses):
Gain on investments, net	–	–	1,009	648
Gain (loss) on extinguishment of debt, net	(221)	–	10,790	(3,698)
Total other gains (losses)	(221)	–	11,799	(3,050)
Income (loss) from continuing operations	1,172	158	14,874	(2,921)
Discontinued operations:
Loss from discontinued operations	–	(610)	(1,372)	(2,798)
Gain (loss) on investments	–	–	(15,229)	1,426
Provision for loss on property investment	–	(2,304)	–	(16,423)
Gain on extinguishment of debt	–	18,861	–	18,861
Total discontinued operations	–	15,947	(16,601)	1,066
Net income (loss) before non-controlling interest in consolidated subsidiaries	1,172	16,105	(1,727)	(1,855)
Non-controlling interest in consolidated subsidiaries	4	(35)	27	20
Net income (loss)	1,176	16,070	(1,700)	(1,835)
Dividends allocable to preferred shares	(3,191)	(1,627)	(10,003)	(6,510)
Net income (loss) allocable to common stockholders	$(2,015)	$14,443	$(11,703)	$(8,345)

Income (loss) per common share, basic and diluted:
Income (loss) from continuing operations	$(0.03)	$(0.02)	$0.08	$(0.15)
Income (loss) from discontinued operations	$–	$0.24	$(0.25)	$0.02
Net income (loss) per common share, basic and diluted	$(0.03)	$0.22	$(0.17)	$(0.13)
Weighted average number of common shares outstanding, basic and diluted	68,625	66,303	67,121	64,758
Dividends declared per common share	$0.075	$0.065	$0.275	$0.260
Dividends declared per preferred A share	$0.508	$0.508	$2.031	$2.031
Dividends declared per preferred B share	$0.523	$–	$1.547	$–

CapLease, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2012 and December 31, 2011
(Amounts in thousands, except share and per share amounts)	As Of December 31, 2012	As Of December 31, 2011
Assets
Real estate investments, net	$1,541,416	$1,401,526
Loans held for investment, net	26,972	33,139
Commercial mortgage-backed securities	62,318	59,435
Cash and cash equivalents	30,177	71,160
Other assets	89,560	76,363
Total Assets	$1,750,443	$1,641,623
Liabilities and Equity
Mortgages on real estate investments	$1,012,075	$972,924
Credit agreements	67,655	70,668
Secured term loan	72,417	88,142
Convertible senior notes	19,210	34,522
Other long-term debt	30,930	30,930
Total Debt Obligations	1,202,287	1,197,186
Intangible liabilities on real estate investments	33,032	35,219
Accounts payable and other liabilities	27,926	17,371
Dividends and distributions payable	8,826	5,946
Total Liabilities	1,272,071	1,255,722
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized:
Series A cumulative redeemable preferred, liquidation preference $25.00 per share, 3,447,182 and 3,204,900 shares issued and outstanding, respectively	79,776	73,880

Series B cumulative redeemable preferred, liquidation preference $25.00 per share, 2,941,073 and 0 shares issued and outstanding, respectively	71,665	–
Common stock, $0.01 par value, 500,000,000 shares authorized, 73,658,045 and 66,275,535 shares issued and outstanding, respectively	737	663
Additional paid in capital	325,824	321,303
Accumulated other comprehensive loss	(666)	(11,051)
Total Stockholders' Equity	477,336	384,795
Non-controlling interest in consolidated subsidiaries	1,036	1,106
Total Equity	478,372	385,901
Total Liabilities and Equity	$1,750,443	$1,641,623

CapLease, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Funds from Operations and Cash Available for Distribution (unaudited)
For the three and twelve months ended December 31, 2012 and December 31, 2011
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(Amounts in thousands, except per share amounts)	2012	2011	2012	2011
Net income (loss) allocable to common stockholders	$(2,015)	$14,443	$(11,703)	$(8,345)
Add (deduct):
Non-controlling interest in consolidated subsidiaries	(4)	35	(27)	(20)
Depreciation and amortization expense on real property	12,311	11,775	48,189	46,313
Depreciation and amortization expense on discontinued operations	–	500	653	3,315
(Gain) loss on property sales on discontinued operations	–	–	15,229	(1,426)
Provision for loss on property investment on discontinued operations	–	2,304	–	16,423
Funds from operations	10,292	29,057	52,341	56,260
Add (deduct):
Straight-lining of rents	(5,020)	(5,157)	6,241	(1,886)
General and administrative expenses-stock based compensation	759	522	3,200	2,785
Amortization of above and below market leases	(227)	16	(839)	1,274
Non-cash interest income and expenses	87	233	939	1,282
Routine capital expenditures on real estate investments	(403)	(267)	(1,410)	(1,740)
Gain on investments other than real property, net	–	–	(1,009)	(648)
Loss (gain) on extinguishment of debt, net	221	–	(10,790)	3,698
Gain on extinguishment of debt on discontinued operations	–	(18,861)	–	(18,861)
Cash available for distribution	$5,709	$5,543	$48,673	$42,164

Weighted average number of common shares outstanding, basic and diluted	68,625	66,303	67,121	64,758
Weighted average number of OP units outstanding	156	156	156	156
Weighted average number of common shares and OP units outstanding, diluted	68,781	66,459	67,277	64,914
Net income (loss) per common share, basic and diluted	$(0.03)	$0.22	$(0.17)	$(0.13)
Funds from operations per share	$0.15	$0.44	$0.78	$0.87
Cash available for distribution per share	$0.08	$0.08	$0.72	$0.65

CapLease, Inc. and Subsidiaries
Overall Company Leverage (unaudited)
As of December 31, 2012 and December 31, 2011
	Dec 31, 2012	Dec 31, 2011
Debt
Mortgages on real estate investments	$1,012,075	$972,924
Credit agreements	67,655	70,668
Secured term loan	72,417	88,142
Convertible senior notes	19,210	34,522
Other long-term debt	30,930	30,930
Total Debt	$1,202,287	$1,197,186

Assets
Total assets	$1,750,443	$1,641,623
Accumulated depreciation and amortization on owned properties	297,675	268,209
Intangible liabilities on real estate investments	(33,032)	(35,219)
Prepaid expenses and deposits	(1,798)	(1,381)
Accrued rental income	(35,144)	(41,387)
Deferred rental income	–	2
Debt issuance costs, net	(5,775)	(3,889)
Other	(398)	(712)
Total Assets, as adjusted	$1,971,971	$1,827,247

Leverage (Total Debt/Total Assets, as adjusted)	61%	66%

CapLease, Inc. and Subsidiaries
Leverage by Segment (unaudited)
As of December 31, 2012
(in thousands)	Mortgage Debt	Secured Term Loan Debt	Credit Agreement Debt	Total Debt	Investment (1)	Leverage
Owned Properties	$1,012,075	$17,076	$64,466	$1,093,617	$1,853,967	59%
Debt Investments	–	55,342	3,190	58,532	89,850	65%

(1) Represents our carry value for financial reporting purposes before depreciation and amortization on owned properties. The carry value of our debt investments has been adjusted to exclude a $500 general loss reserve.

CONTACT:
Investor Relations/Media Contact:
ICR, LLC
Brad Cohen, 212-217-6393
bcohen@icrinc.com